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[NOVAVAX LOGO]

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FOR IMMEDIATE RELEASE

                           COMPANY CONTACTS:                                         John A. Spears
                                                                                    President & CEO
                                                                                      NOVAVAX, INC.
                                                                                       301-854-3900

                           FINANCIAL COMMUNICATIONS CONTACTS:             Olga Fleming/Lisa Bradlow
                                                                            SHANDWICK INTERNATIONAL
                                                                                       646-658-8000
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            NOVAVAX COMPLETES ACQUISITION OF FIELDING PHARMACEUTICAL
     - NOVAVAX ACQUIRES PROFITABLE SALES, MARKETING AND DISTRIBUTION COMPANY
                           FOCUSED ON WOMEN'S HEALTH -

COLUMBIA, MD, DECEMBER 21, 2000 - NOVAVAX, INC. (AMEX: NOX) today announced that it has completed its acquisition of privately held Fielding Pharmaceutical Company (Fielding), based in St. Louis, Missouri, which sells, markets and distributes a proprietary line of pharmaceutical products focused on women's health. Novavax will operate Fielding as a wholly owned subsidiary. Together, Novavax and Fielding intend to build a leading specialty pharmaceutical company focused on the research, development and marketing of proprietary women's healthcare products.

"We are very excited to conclude this important acquisition of Fielding, a company that will complement our drug development platform with its extensive sales and marketing expertise within the women's health sector," stated John A. Spears, president and chief executive officer of Novavax. "More specifically, this acquisition provides Novavax with a well established sales network targeting obstetricians and gynecologists, through which we intend to market our own line of proprietary women's healthcare products. Currently, ESTRASORB(TM), our lead product candidate for estrogen replacement therapy, is completing the final stages of Phase III clinical evaluation and we intend to use Fielding's expertise to bring the product to the market, should it receive approval from the FDA. Moreover, Novavax is developing a pipeline of products directed toward women's healthcare, including ANDROSORB(TM) for testosterone replacement therapy. As a result, we are confident that Fielding will provide us with many benefits and opportunities that will add value to our company and our shareholders."

As previously announced, under the terms of the agreement, 100% of the outstanding shares of Fielding have been contributed to Novavax for $31.5 million, consisting of $13.0 million in cash and the remainder in shares of common stock. An additional $5.0 million in either common stock or cash will be paid to former Fielding shareholders upon the successful and timely achievement of certain milestones relating to the financial performance of Fielding over the next 12 to 18 months. As part of the transaction, William E. Georges former president of Fielding, has been elected to the Board of Directors of Novavax.

"In summary," stated Mr. Spears, "Fielding is a valuable component of our long-term corporate plan to develop drugs focused on women's health and consequently, to be able to execute sales and marketing strategies using our internal resources, allowing us to benefit financially from our extensive R&D efforts. This acquisition expands our corporate capabilities and positions us as a major force in the specialty pharmaceutical women's healthcare market," concluded Mr. Spears.

                                     -MORE-

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CORPORATE HEADQUARTERS          BIOMEDICAL SERVICES DIVISION    RESEARCH DIVISION
8320 Guilford Road, Suite C     One Taft Court, Suite 200       12111 Parklawn Drive
Columbia, Maryland 21046        Rockville, Maryland 20850       Rockville, Maryland 20852
Phone: 301-854-3900             Phone: 301-738-1106             Phone: 301-231-0774
Fax:   301-854-3901             Fax:   301-738-1109             Fax:   301-231-5366
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E-mail: info@novavax.com
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Established in 1959, Fielding markets women's healthcare products nationally to obstetricians and gynecologists through its 65 member sales force. Fielding's products include Nestabs(R), a complete line of pre-natal vitamins, Gynodiol(R), an oral form of estrogen replacement therapy, as well as several other over-the-counter women's healthcare products. Fielding fills, packages and warehouses all of its own products, which are purchased from contract manufacturers. For the year ended December 31, 1999, Fielding recorded approximately $12.0 million in revenue.

Novavax, Inc. is a biopharmaceutical drug delivery company engaged in the research and development of differentiated drug products primarily in the fields of women's health and infectious diseases. The Company is applying its proprietary lipid vesicle encapsulation technologies, including Novasome(R) lipid vesicles and micellar nanoparticles, to develop product candidates for the topical and oral delivery of generic and non-generic drugs, peptides, proteins and oligonucleotides. The Company's Novasome technology is also being developed as an adjuvant delivery system for enhanced vaccine efficacy. Novavax has several product candidates in pre-clinical and human clinical trials, including ESTRASORB(TM), a topical cream for estrogen replacement therapy which has completed enrollment in the Phase III clinical trial. Novavax's Biomedical Services Division is engaged in contract research and development and Phase I/II vaccine manufacturing of human vaccines for government laboratories and other vaccine companies.

Statements made in this press release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company's SEC report on Form 10K for the year ended December 31, 1999 incorporated herein by reference. Statements made herein should be read in conjunction with the company's Form 10K. Copies of these filings may be obtained by contacting the company at 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 or the SEC.
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